Exhibit 99.1

EON Resources Inc. Reports

Results for the Third Quarter of 2024

HOUSTON, TX / November 18, 2024 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with oil and gas properties in the Permian Basin. Today, the Company reports revenue and earnings for the third quarter and nine months ended September 30, 2024.

Third Quarter and Nine Months ended September 30, 2024:

●	Total revenue for the third quarter ended September 30, 2024 was $7.4 million. Excluding the primarily non-cash impact of the hedging derivatives, the Q3 revenues were $5.5 million, which is the highest quarterly revenues to date for the Company.

●	Total revenue for the nine months ended September 30, 2024, reached $15.7 million; EON was not a public company in 2023.

●	EON had income from operations of $2.0 million for the third quarter. Net of the non-cash hedging derivative impact, the third quarter had slightly better than break-even operating income for the first time.

●	Net loss for the third quarter ended September 30, 2024, was $3.8 million, which included the impact of non-cash charges of approximately $6.0 million.

●	Net loss for the nine months ended September 30, 2024, was $9.2 million, which included the impact of non-cash charges of approximately $5.0 million.

●	As of September 30, 2024, the Company had $2.7 million in cash and cash equivalents.

●	Since the acquisition on November 15, 2023, the Company has paid down its senior debt by $2.9 million.

●	For the nine months ended September 30, 2024, the Company invested approximately $4.5 million in capital expenditures for field improvements, including infrastructure, maintenance of field wells, satellite test station upgrades, improvement of flowlines, streamlining and strengthening of electrical systems and the purchase of production equipment.

“Our team has spent the last 12 months working on the infrastructure of our field and has spent a significant amount of time and money modernizing the Grayburg-Jackson field and making it vertically integrated, and we believe it’s now prepared to grow and sustain profitability for many years to come,” said Dante Caravaggio, President and Chief Executive Officer of EON. “We expect our shareholders will reap the benefits over time as production increases and costs are reduced and controlled. The Permian Basin is now at the heart of the U.S. oil industry, and we are in one of the most prolific areas for oil production.”

Over the third quarter and last nine months, the management team has completed maintenance and infrastructure upgrades at the Grayburg-Jackson oil field to reduce costs and increase production. This program has been successful, and management believes the results will become apparent in the fourth quarter and onward. Within the Company’s acreage is approximately a billion barrels of oil: EON’s independent oil engineers believe 7 to 8 percent has been recovered to date and that another 16 to 17 percent is recoverable. This means the company has a potential 90 million barrels of oil it can recover in the Grayburg-Jackson field over the next 25 to 30 years.

Management, with support from our independent engineers Cobb & Associates, has developed a plan to expand the waterflood in the Seven Rivers formation. To date, 95 patterns have been developed and there are another 158 waterflood patterns to develop with a conservative estimate of 20 million barrels of oil that should be recoverable. The Company is implementing the use of an innovative technique for well recompletions and stimulations as we re-commence the development of the field. EON plans to roll out this process in the near future.

“As I mentioned in previous releases, we purchased a poorly-maintained oil field,” said Jesse Allen, Vice President of Operations of EON. “Our management team has an average of over 35 years’ of oil experience, and we have a field team with an average of over 10 years’ of experience in the northwest shelf of the Permian Basin. In nine months, our team has reduced operating costs, increased production, and modernized the infrastructure of the field so that we can begin to grow and produce results that should increase EON’s value.”

“We are using technology and science to analyze well logs and prior results to assist in increasing production and identifying the best payloads. We are also rolling out the use of an AI application for our operators to improve efficiencies and increase production, and we are exploring innovative processes for well recompletions and stimulations to lower the cost of workovers,” continued Jesse Allen.

“It is very rewarding to see how the hard efforts of the field operations team have stabilized the field and reduced operating expenses,” said Mitchell B. Trotter, CFO of EON. “We believe we are in position for solid growth and results in 2025, and we have a responsible hedging program that should protect the Company from volatile swings in oil prices.”

About the Oil Field Property

In November 2023, the Company acquired LH Operating, LLC (“LHO”) including its holdings in New Mexico of oil and gas waterflood production comprising 13,700 contiguous leasehold acres, 342 producing wells and 207 injection wells situated on 20 federal and 3 state leases in the Grayburg-Jackson Oil Field. The Grayburg-Jackson Oil Field is located on the Northwest Shelf of the prolific Permian Basin in Eddy County, New Mexico.

Leasehold rights of LHO, now a wholly owned subsidiary of the Company, include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth. The December 2023 reserve report from our third-party engineer, William H. Cobb and Associates, Inc. (“Cobb”), reflects LHO to have proven reserves of approximately 15.4 million barrels of oil and 3.5 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) in the LHO leasehold is approximately 876 million barrels of oil in the Grayburg and San Andres intervals and 80 million barrels in the Seven Rivers interval for a total OOIP of approximately 956,000,000 barrels of oil.

Our primary production is currently from the Seven Rivers zone. In addition to proven reserves, the Company believes we may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations. With proven oil reserves of over 15 million barrels, combined with the potential 34 million additional barrels from the Grayburg and San Andres zones, LHO should produce oil and a revenue stream for more than two decades with a low decline rate.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in the United States. EON’s long-term goal is to maximize total shareholder value from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties.

EON’s Class A Common Stock trades on the NYSE American (NYSE American: EONR) and our public warrants trade on the NYSE American (NYSE American: EONR WS). For more information on EON, please visit the Company’s website: https://eon-r.com/

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com

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